MAIDENFORM BRANDS, INC. REPORTS THIRD QUARTER 2007 RESULTS
Reported Diluted Earnings Per Share of $0.32
Repurchased $10.3 Million of Common Stock Since Beginning of Third Quarter Through November 6, 2007
Expects Net Sales Growth of Approximately 11% for Fourth Quarter 2007

Iselin, New Jersey, November 6, 2007—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced financial results for the third quarter ended September 29, 2007.

As stated in Maidenform’s second quarter press release on August 7, 2007, the Company projected lower financial results for the third quarter of 2007 due to an anticipated transition period related to a strategic shift to re-intensify the Company’s branded sales from private label sales with one mass customer and a specialty retailer. Additionally, Maidenform experienced a more challenging sales environment during the third quarter contributing to these results.

“Our financial performance overall for the third quarter does not reflect the high standards that our organization has been able to achieve historically or plans to accomplish in the fourth quarter of this year and 2008,” said Thomas J. Ward, Chief Executive Officer. “We have implemented initiatives that we expect will successfully drive the business long-term by focusing on our branded sales opportunities which have increased 5.5% year-to-date. However, 2007 has been a transitional year as we build this foundation for growth. The recent retail environment has been disappointing, yet we have taken specific value-enhancing actions that have contributed to gross margins increasing 270 basis points to 40.3% during the third quarter, along with providing us the ability to introduce new product innovation in the marketplace that will contribute to our performance going forward.”

Mr. Ward continued, “Under our stock repurchase plan, we acquired $10.3 million of our common stock, or 633,850 shares, since the Board increased the share repurchase program on August 7, 2007. We executed this repurchase plan confident that our organization continues to be highly focused on maximizing our growth opportunities through brand building, sourcing initiatives, expense management, and expanding with our current customer base while identifying new opportunities globally.”

Financial Results for Third Quarter 2007 versus Third Quarter 2006
Net sales for the third quarter of 2007 decreased $13.6 million, or 12.0%, to $100.2 million. Wholesale segment net sales in the third quarter of 2007 decreased $14.0 million, or 14.5%, to $82.5 million.  Total international sales, which are included in the wholesale segment, increased $2.1 million, or 26.9%, to $9.9 million. Retail segment net sales increased $0.4 million, or 2.3%, to $17.7 million in the third quarter of 2007. Same store sales for Maidenform’s retail outlet stores increased 2.2% in the third quarter of 2007.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel decreased $6.5 million, or 11.1%, to $51.8 million in the third quarter of 2007. Solid performance in the Company’s new shapewear brand, Control ItTM, did not offset the unfavorable sales environment which affected certain product replenishment orders from customers in this channel.

Mass Merchants
Mass merchant channel net sales decreased $5.0 million, or 19.7%, to $20.4 million in the third quarter of 2007. As previously stated, net sales in this channel were expected to be negatively affected during this period, reflecting the continued transition throughout 2007 of re-intensifying the Company’s Self Expressions® brand from a private brand with one mass customer. Additionally, Maidenform had fewer sales from a warehouse club customer in the third quarter of 2007, largely reflecting the timing of a program launch that occurred in the comparable year-ago period and which is now scheduled for the fourth quarter of 2007.

Partially offsetting the net decrease in the mass merchant channel, Maidenform continued to expand its Sweet Nothings® brand with one mass customer both domestically and internationally, particularly in the full-figure and shapewear categories.

Other
Other net sales, which include sales to specialty retailers, off-price retailers and licensing income, decreased $2.5 million, or 19.5%, to $10.3 million in the third quarter of 2007. This decrease was due to a non-recurring private brand program with a specialty retailer in the year-ago quarter, although partially offset by an increase in licensing income and liquidation sales in the third quarter of 2007.

The 26.9% growth in international sales, which are included in the total wholesale segment above, were particularly driven in the third quarter of 2007 by product assortment expansion in countries such as Mexico, Canada and Germany.

Retail Segment
Maidenform had 78 retail outlet stores as of the end of the third quarter of 2007 compared to 77 retail outlet stores in the same year-ago period. Improved sales performance in the retail segment was primarily due to higher sales in Lilyette® and Maidenform® bras, in addition to focused product promotions.

Consolidated gross margins, as a percentage of net sales, increased 270 basis points to 40.3% in the third quarter of 2007 compared to 37.6% in the same year-ago period. This increase was a result of a favorable sales mix, including a higher percentage of net sales from the Company’s department stores and national chain stores channel and the retail segment, as well as cost improvements from Maidenform’s sourcing initiatives.

Consolidated selling, general and administrative expenses (SG&A) remained virtually unchanged at $25.8 million from $25.7 million in the third quarter of 2007.

Due to the factors stated above, operating income in the third quarter of 2007 was $14.6 million compared to $17.1 million in the year-ago period.

Net interest expense for the third quarter of 2007 was $1.4 million compared to $2.2 million in the third quarter of 2006. This decrease was primarily due to the actions taken by the Company on June 15, 2007, to refinance Maidenform’s credit facility and overall lower debt outstanding in the current quarter.

Maidenform’s effective income tax rate for the third quarter of 2007 was 40.9% compared to 40.4% for the third quarter of 2006. This increase in the effective income tax rate was primarily the result of Financial Accounting Standards Board Interpretation No. 48 (FIN No. 48), “Accounting for Uncertainty in Income Taxes.”

Net income for the third quarter of 2007 was $7.8 million and diluted earnings per common share were $0.32 compared to net income of $8.9 million and diluted earnings per common share of $0.37 for the year-ago period.

Total cash and cash equivalents at the end of the third quarter of 2007 was $15.1 million. Maidenform prepaid $10.0 million of its long-term debt outstanding in the third quarter of 2007. This action reduced the Company’s total debt outstanding to $89.7 million as of September 29, 2007, representing a debt to EBITDA ratio of 1.45 to 1.

Stock Repurchase Program
On August 7, 2007, the Company’s Board of Directors increased the total amount of common stock authorized for repurchase under Maidenform’s stock repurchase program by an additional $12.6 million to a total of $25.0 million beyond all repurchases through the end of the second quarter. During the third quarter, the Company purchased $7.0 million of its common stock at an average cost per share of $16.67. Since that period, Maidenform purchased an additional $3.3 million of its common stock through November 6, 2007 at an average cost per share of $15.32. Any additional repurchases will be executed from available cash flow and borrowing under Maidenform’s revolving loan and will be dependent on market conditions and corporate considerations.

Financial Results for Year-To-Date 2007 versus Year-To-Date 2006
Net sales for the first nine months of 2007 decreased $5.4 million, or 1.6%, to $326.4 million. Wholesale segment net sales, on a year-to-date basis, decreased $4.8 million, or 1.7%, to $284.7 million. Retail segment net sales for the first nine months of 2007 decreased $0.6 million, or 1.4%, to $41.7 million. Maidenform’s net sales performance by channel of distribution is highlighted in Exhibit 1 of this press release.

Consolidated gross margins, on a year to date basis, increased 120 basis points to 38.8%, reflecting both cost improvements from the Company’s sourcing initiatives and mix of products sold within Maidenform’s channels of distribution.

Operating income increased $7.5 million, or 15.7%, to $55.3 million on a year-to-date basis. Excluding the pension curtailment gain of $6.1 million in the first quarter of 2007, operating income for the first nine months of 2007 increased $1.4 million, or 2.9%, to $49.2 million. For the first nine months of 2007, operating income, as a percentage of net sales, increased to 16.9% (15.1% excluding the curtailment gain) compared to 14.4% for the first nine months of 2006, reflecting an improvement in SG&A expense leverage in 2007.

Net income for the first nine months of 2007 was $27.9 million, or $1.15 diluted earnings per common share, compared to $24.5 million, or $1.01 diluted earnings per common share, for the first nine months of 2006. Excluding the curtailment gain and deferred financing costs associated with the refinancing of the Company’s credit facility (a combined $2.2 million after tax), net income was $25.7 million, or $1.06 diluted earnings per common share, for the first nine months of 2007.

Business Outlook
Maidenform provided its current business outlook for the fourth quarter and full-year of 2007, in addition to its preliminary performance expectations for fiscal 2008. While taking a cautious position regarding the retail environment for the balance of 2007, the Company has new product launches, as well as shipments to certain wholesale customers of existing product, which has been performing well and will contribute to Maidenform’s fourth quarter net sales results. These new products include Maidenform’s The Sleek FitTM bra, in addition to Flexees’ Weightless PowerTM and Shapewear ChicTM product lines.

With the aforementioned considerations, the following chart summarizes Maidenform’s current business outlook for the fourth quarter of 2007:

Financial Measure	Fourth Quarter 2007
Net sales growth	Approximately 11%
Consolidated gross margins	Approximately 39%
Operating income growth	Approximately 30%
EPS growth	Approximately 65%

For the full-year of 2007, Maidenform expects net sales growth of approximately 1% with the Company’s wholesale branded business expected to grow in the high single-digit range. Consolidated gross margins are projected to be approximately 39% with operating income growth of 6% to 8%, total operating cash flow of $30 to $35 million and EPS growth of 9% to 11%.

For fiscal 2008, Maidenform projects net sales to increase in the range of 4% to 7% which includes sales of new products scheduled to be introduced throughout the year. Consolidated gross margins are expected to be approximately 39%. Earnings per share is projected to increase approximately 10% to 15%.  The Company will review its business outlook for 2008 in more detail in early 2008.

Conference Call Information
Maidenform will host a conference call and webcast on Wednesday, November 7th at 8:00 am ET to discuss its third quarter 2007 results and provide an update on its business. The conference call telephone number is (866) 578-5784 and the passcode is Maidenform. The conference call will be simultaneously webcast and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through November 21, 2007 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 60589224.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 85-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in approximately 55 countries and territories.

Maidenform Contact:
Felise Glantz Kissell
Vice President, Investor Relations
(732) 621-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)
	September 29, 2007	December 30, 2006
Assets
Current assets
Cash and cash equivalents	$15,079	$14,617
Accounts receivable, net	47,839	39,142
Inventories	57,598	46,911
Deferred income taxes	9,703	9,459
Prepaid expenses and other current assets	6,258	6,203
Total current assets	136,477	116,332
Property, plant and equipment, net	21,211	18,454
Goodwill	7,884	7,884
Intangible assets, net	98,807	99,678
Other non-current assets	2,453	2,505
Total assets	$266,832	$244,853

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$-
Accounts payable	28,172	13,195
Accrued expenses and other current liabilities	21,304	21,176
Total current liabilities	50,576	34,371
Long-term debt	88,625	110,000
Deferred income taxes	21,314	16,223
Other non-current liabilities	9,528	9,358
Total liabilities	170,043	169,952

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,636,817 outstanding at September 29, 2007
and 23,488,357 issued and 22,964,826 outstanding at December 30, 2006	235	235
Additional paid-in capital	61,088	59,478
Retained earnings	47,175	20,953
Accumulated other comprehensive income	168	158
Treasury stock, at cost (851,540 shares at September 29, 2007 and 523,531 shares
at December 30, 2006)	(11,877)	(5,923)
Total stockholders’ equity	96,789	74,901
Total liabilities and stockholders’ equity	$266,832	$244,853

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Net sales	$100,189	$113,833	$326,382	$331,816
Cost of sales	59,784	71,079	199,539	206,867
Gross profit	40,405	42,754	126,843	124,949

Selling, general and administrative expenses	25,788	25,676	71,527	77,119
Operating income	14,617	17,078	55,316	47,830

Interest expense, net	1,454	2,177	7,721	6,446
Income before provision for income taxes	13,163	14,901	47,595	41,384
Income tax expense	5,384	6,027	19,742	16,845
Net income	$7,779	$8,874	$27,853	$24,539
Basic earnings per common share	$0.34	$0.39	$1.21	$1.06
Diluted earnings per common share	$0.32	$0.37	$1.15	$1.01
Basic weighted average number of shares outstanding	22,886,961	22,884,957	22,959,770	23,066,698
Diluted weighted average number of shares outstanding	24,023,720	24,101,601	24,121,711	24,217,570

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine months ended
	September 29, 2007	September 30, 2006
Cash flows from operating activities
Net income	$27,853	$24,539
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	2,212	2,106
Amortization of intangible assets	871	871
Amortization of deferred financing costs	2,852	671
Stock-based compensation	1,783	1,536
Deferred income taxes	5,666	3,887
Excess tax benefits related to stock-based compensation	(536)	-
Pension plan curtailment gain	(6,099)	-
Net changes in operating assets and liabilities
Accounts receivable	(8,697)	(22,639)
Inventories	(10,687)	(14,878)
Prepaid expenses and other current and
non-current assets	(535)	1,530
Accounts payable	14,977	7,297
Accrued expenses and other current and
non-current liabilities	3,085	2,411
Income taxes payable	(466)	5,116
Net cash from operating activities	32,279	12,447
Cash flows from investing activities
Capital expenditures	(4,499)	(1,668)
Net cash from investing activities	(4,499)	(1,668)
Cash flows from financing activities
Term loan borrowings	100,000	-
Term loan repayments	(120,275)	(17,500)
Borrowings under revolving loan	5,000	-
Repayments under revolving loan	(5,000)	-
Deferred financing costs	(1,078)	(300)
Proceeds from stock options exercised	347	195
Excess tax benefits related to stock-based compensation	536	-
Payments of capital lease obligations	(76)	-
Purchase of common stock for treasury	(7,010)	(7,563)
Net cash from financing activities	(27,556)	(25,168)
Effects of exchange rate changes on cash	238	(98)
Net increase (decrease) in cash	462	(14,487)
Cash and cash equivalents
Beginning of period	14,617	30,978
End of period	$15,079	$16,491

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$5,962	$7,082
Income taxes	$13,376	$7,418

Supplemental schedule of non-cash investing and financing activities
Equipment acquired with capital lease obligations	$470	$-

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended				Nine months ended
	September 29,	September 30,	$	%	September 29,	September 30,	$	%
	2007	2006	change	change	2007	2006	change	change
	(in millions)				(in millions)
Department Stores and
National Chain Stores	$51.8	$58.3	$(6.5)	(11.1%)	$173.5	$177.2	$(3.7)	(2.1%)
Mass Merchants	20.4	25.4	(5.0)	(19.7)	74.5	75.5	(1.0)	(1.3)
Other	10.3	12.8	(2.5)	(19.5)	36.7	36.8	(0.1)	(0.3)
Total Wholesale	82.5	96.5	(14.0)	(14.5)	284.7	289.5	(4.8)	(1.7)

Retail	17.7	17.3	0.4	2.3	41.7	42.3	(0.6)	(1.4)

Total Consolidated Net Sales	$100.2	$113.8	$(13.6)	(12.0%)	$326.4	$331.8	$(5.4)	(1.6%)

	Three months ended		Nine months ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Bras	64%	68%	70%	68%
Shapewear	25	20	20	21
Panties	11	12	10	11
	100%	100%	100%	100%

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